Exhibit 99.1

GREENHUNTER WATER CLOSES ON SIGNIFICANT ACQUISITION

OF APPALACHIAN COMMERCIAL WATER DISPOSAL FACILITIES

FOR IMMEDIATE RELEASE—GRAPEVINE, TEXAS, FEBRUARY 21, 2012—GreenHunter Energy, Inc. (NYSE Amex: GRH), a diversified renewable energy company predominately focused on water resource management in the unconventional oil and gas shale resource plays, announced today that its wholly owned subsidiary, GreenHunter Water, LLC, has closed on the acquisition of 100% of the ownership interest of three fully operational commercial salt water disposal (SWD) wells and associated facilities located in Washington County, Ohio and Lee County, Kentucky. The total purchase price for this acquisition was approximately $8.8 Million. The consideration paid included a combination of cash, GreenHunter Energy restricted stock, GreenHunter Energy perpetual preferred stock, and a promissory note due to the Seller.

The assets acquired also included a fleet of nine (9) water hauling vacuum trucks, and 37 frac tanks (500 barrel capacity each). Total current salt water disposal capacity is 9,000 barrels per day (BBL/D), of which 6,000 BBL/D is from two wells located in Ohio and approximately 3,000 BBL/D is from one well located in Kentucky. Due to the strong demand for SWD services in the Marcellus and the evolving Utica Shale plays, utilization rates at the Ohio facility have been at or near 100% capacity for the last several months. Nearly all of the daily capacity in Ohio has been reserved under multiple disposal capacity contracts with major oil & gas companies and large independents active in the region—these capacity contracts also typically contain rights for Hunter Disposal to provide fluid transportation trucking on a first-call basis. Management is presently exploring various options to increase usage at the Kentucky facility by leveraging a combination of truck hauling and barge logistics.

Annual revenues from this acquisition are currently estimated to be approximately $15 million including disposal, hauling and water tank rental. In addition to the current employees, GreenHunter anticipates the creation of up to 40 new service industry jobs. These jobs will be created through a growth plan which includes the expansion of its existing truck fleet, expansion of its Total Water Management Solutions™ services portfolio within the current customer base, and the expansion of the Company’s MAG Tank™, Frac-Cycle™ and RAMCAT™ product lines.

Commenting on the acquisition, Jonathan D. Hoopes, GreenHunter President and COO stated, “We have been working on this transaction since April of last year. This acquisition accelerates our growth plan and puts us on track to achieve 12,500 BBL/D total injection capacity in the Marcellus and Utica Shale plays by the end of 2012. We look forward to integrating these newly acquired properties, personnel, and established customer relationships into our existing Appalachian operations. We plan to continue our expansion activities specifically in these fast growing unconventional resource plays and hope to announce new transactions in the Eagle Ford and Bakken regions in the near future.”

About GreenHunter Water, LLC (a wholly owned subsidiary or GreenHunter Energy, Inc.)

GreenHunter Water, LLC provides Total Water Management Solutions™ in the oilfield. An understanding that there is no single solution to E&P fluids management shapes GreenHunter’s technology-agnostic approach to services. In addition to licensing of and joint ventures with manufacturers of mobile water treatment systems (Frac-CycleTM), GreenHunter Water is expanding capacity of salt water disposal, modular above-ground storage tanks (MAG Tank™), hauling and fresh water logistics services—including 21st Century tracking technologies (RAMCATTM) that allow Shale producers to optimize the efficiency of their water resource management and planning while complying with emerging regulations.

Additional information about GreenHunter Water may be found at www.GreenHunterWater.com

Forward-Looking Statements

Any statements in this press release about future expectations and prospects for GreenHunter Energy and its business and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Energy undertakes no obligation to update these forward-looking statements in the future.

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For Further Information Contact:

GreenHunter Energy, Inc.

Jonathan D. Hoopes

President & COO

1048 Texan Trail

Grapevine, TX 76051

Tel: (972) 410-1044

jhoopes@greenhunterenergy.com